Exhibit 99.1

CONTACTS:            Suzanne Herrick, Fedoruk & Associates, Inc., 612-247-3079, suzanne@fedorukinc.com

Nello Gonfiantini, Diego Pellicer Worldwide, Inc., 775-690-2188, nello@diego-pellicer.com

WEBSITE:                www.diego-pellicer.com

FOR IMMEDATE RELEASE

Diego Pellicer Worldwide, Inc. Channels Resources to Advance Evolution of Business Model
Diego Pellicer Worldwide, Inc. expands efforts into direct cannabis operation ownership in addition to its national premium, branding and licensing model

SEATTLE (July 11, 2019) – Diego Pellicer Worldwide, Inc. (OTCQB: DPWW) the premium marijuana brand and retail company, today announced that it has shifted expansion and ownership priorities to states that allow for direct public company ownership in cannabis licenses and operations.

As part of the focused efforts, DPWW has sold the Seattle leased location, providing $550,000 in capital and executive resources for expansion which the company plans to allocate to its efforts in a new location and cannabis grow facilities in Colorado. Through the conditions of sale in Seattle, DPWW regains the branding rights in the state of Washington – the only state that had been granted exclusive rights to the brand.

“For DPWW to advance and the Diego brand to grow, it’s necessary to pursue direct cannabis operations and ownership,” said Ron Throgmartin, chief executive officer, Diego Pellicer Worldwide, Inc. “DPWW can now advance the company’s business model from a real estate lease-based landlord model to a more profitable, direct ownership in cannabis model. This, in addition to the national premium branding, licensing and royalties model.”

Legislative Advancements in Colorado

At the end of May 2019, Colorado Governor Polis signed into law House Bill 1090. It is generally referred to as the "Public Company" bill because it allows public companies to own Colorado marijuana licenses for the first time. This law goes into effect on November 1, 2019. Colorado’s Marijuana Enforcement Division will establish a working group to meet over the summer and develop regulations.

“We have been working on another Diego location and grow facilities in Denver,” added Throgmartin. “Now, with this latest legislation and full ownership of branding rights in all 50 states, we’re implementing upon a more profitable system for the company in the short and long term.”

About Diego Pellicer Worldwide, Inc. (OTCQB: DPWW)

Diego Pellicer Worldwide, Inc. is the premium marijuana brand and retail company. The company actively seeks to develop and manage high-end, turnkey cannabis retail stores in addition to cannabis operations and products. When federally legal, DPWW is positioned to become a national, vertically integrated marijuana company. To learn more about how to become a branded Diego Pellicer retailer, cultivator or investor visit www.Diego-Pellicer.com.

Safe Harbor Statement

Certain statements contained in this press release may be construed as "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "Act"). The words "estimate," "project," "intends," "expects," "anticipates," "believes" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the "safe-harbor" provisions of the Act. These statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

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